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                                                                     EXHIBIT 5.1

                         [ST. JOHN & WAYNE LETTERHEAD]

                                October 27, 1997

ABC Dispensing Technologies, Inc.
451 Kennedy Road
Akron, Ohio 44305

Gentlemen:

     We refer to the registration statement on Form S-3 (the "Registration Statement") filed by ABC Dispensing Technologies, Inc., a Florida corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on the date hereof relating to the sale by the Company of 9,183,160 shares of its common Stock, $.01 par value per share (the "Common Stock").

     We have reviewed such documents and records as we have deemed necessary to enable us to express an informed opinion on the matters covered hereby, and we are of the opinion that:

     The shares of Common Stock proposed to be sold by the Company will, when sold pursuant to the Registration Statement and the resolutions of the Board of Directors of the Company authorizing the same, be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus which forms a part thereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

     We are delivering this opinion to the Company, and no person other than the Company may rely upon it.

                                        Very truly yours,

                                        /S/ ST. JOHN & WAYNE, L.L.C.

                                        ST. JOHN & WAYNE, L.L.C.